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                                                                    EXHIBIT 12.1

                                  POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

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
                                                                 Year Ended December 31,
                                          --------------------------------------------------------------------
                                             1999            1998           1997          1996          1995

Income before income taxes                   340,224         306,691       284,026       256,027       206,130


Fixed charges:

      Interest expense                       897,932         778,692       707,348       591,540       521,624
      Estimated interest component
        of net rental payments                10,970           8,817         7,779         7,065         6,012

      Total fixed charges including
        interest on deposits                 908,902         787,509       715,127       598,605       527,636

      Less: Interest on deposits             452,215         411,492       366,528       350,221       329,783

      Total fixed charges excluding
        interest on deposits                 456,687         376,017       348,599       248,384       197,853


Income before income taxes and
  fixed charges (including interest
  on deposits)                            $1,249,126      $1,094,200      $999,153      $854,632      $733,766

Income before income taxes and
  fixed charges (excluding interest
  on deposits)                            $  796,911      $  682,708      $632,625      $504,411      $403,983

Preferred stock dividends                      8,350           8,350         8,350         8,350         8,350



Ratio of earnings to fixed charges

      Including Interest on Deposits             1.4             1.4           1.4           1.4           1.4

      Excluding Interest on Deposits             1.7             1.8           1.8           2.0           2.0

Ratio of earnings to fixed charges & Preferred Stock Dividends

      Including Interest on Deposits             1.4             1.4           1.4           1.4           1.4

      Excluding Interest on Deposits             1.7             1.8           1.8           2.0           2.0
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